Exhibit 99.2

STAAR Surgical Announces Expanded Recommended Diopter Range for EVO Visian ICL by Refractive Societies in Germany and Japan

LAKE FOREST, CA, May 1, 2019--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced the leading refractive ophthalmic societies in Germany and Japan have increased the diopter range for recommended use of phakic refractive lenses, including the EVO Visian ICL, to -3.0 diopters from -6.0 diopters. A diopter is a unit of measure of the refractive power of a lens and correlates with the patient’s level of nearsightedness (myopia/distance vision needs).

The German society, the Kommission Refraktive Chirurgie (KRC), meaning Commission of Refractive Surgery, which is a joint commission of two leading German ophthalmic societies, the BVA (Berufsverband der Augenärzte Deutschlands) and the DOG (Deutsche Ophthalmologische Gesellschaft), (i) expanded the recommended range for use of phakic refractive lenses, including the EVO Visian ICL, from -6.0 diopters (KRC’s prior recommendation) to -3.0 diopters, and (ii) expanded the ‘border’ recommended range for use from -3.0 diopters (KRC’s prior recommendation) to -1.0 diopters.  Separately, the Japanese Ophthalmological Society modified its surgical indication criteria for recommended use of phakic intraocular lenses, such as the EVO Visian ICL, from -6.0 diopters to -3.0 diopters.

Caren Mason, President and CEO of STAAR Surgical, stated, “Germany and Japan are two highly-respected countries known for their high regulatory standards, precision and quality.  Historically, phakic intraocular lenses were reserved for patients with high levels of myopia (greater than or equal to -6.0 diopters) or those patients who did not qualify for corneal refractive procedures such as PRK or LASIK.  We are delighted that these esteemed medical societies have updated their guidelines to reflect their review of contemporary clinical evidence of safety and effectiveness of phakic refractive lenses, including the EVO Visian ICL family of lenses and support its use in patients with moderate levels of myopia, which previously was reserved primarily for corneal refractive procedures.  These recent decisions are consistent with a growing number of ophthalmic refractive surgeons who are selecting EVO lenses as a premium and primary solution for suitable patients with low, moderate or high myopia seeking visual freedom from spectacles and contact lenses.”

“We are pleased with the modified KRC recommendations and see ample growth opportunities in the lower diopter segment of refractive vision correction for the EVO Visian ICL.” said the EVO Visian ICL Expert Group based in Germany.  The group consists of Drs. Martin Bechmann, Johannes Gonnermann, Laszlo Kiraly, Gero Krommes, Tobias Neuhann, and Amir Parasta. “The modifications of KRC recommendations are in line with international practice for the EVO Visian ICL where low diopters are a focus of refractive growth.” said Dr. Alonso Juarez of Spain. "I am pleased that after reviewing the clinical data, the Japanese Ophthalmological Society modified its guideline for use of the EVO Visian ICL to include lower diopters in the -3D to -6D range.  We believe that EVO is an important and useful addition to the refractive options available for these patients in Japan," said Dr. Kazutaka Kamiya of Japan.

These decisions do not change the approved labeling of use in either country; rather, they reflect the contemporary positioning of phakic refractive lenses, such as the EVO Visian ICL family of lenses, for patients with low to moderate myopia (distance vision correction needs).  EVO is the latest version of STAAR Surgical Company’s implantable

Collamer® lens (ICL) that works with the patient’s natural eye to correct vision and provide patients visual freedom from spectacles and contact lenses.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com.  STAAR markets lenses in over 75 countries and had approximately 475 full-time equivalent employees at December 28, 2018. Headquartered in Lake Forest, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to growth opportunities, expectations for sales, revenue, or earnings relating to updated recommendations from ophthalmic societies in Germany or Japan, and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 28, 2018 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; potential international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com